                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                         (Amendment No. _____________)*

                    Under the Securities Exchange Act of 1934

                             U.S. Technologies Inc.
                             ----------------------
                                (Name of Issuer)

                          Common Stock, par value $0.02
                          -----------------------------
                         (Title of Class of Securities)

                                    91272D309
                                    ---------

                            ______________________

                                 August 30, 2001

             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

--------------------------                          --------------------------
  CUSIP No. 91272D309                                   Page 2 of 13 Pages
            ---------
--------------------------                          --------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS Carlyle Offshore Partners II, Ltd.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      N/A
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Cayman Islands
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             8,683,631
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          8,683,631
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      8,683,631
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      9.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      OO (Cayman Islands Exempt Company)
------------------------------------------------------------------------------

                                  SCHEDULE 13G

--------------------------                          --------------------------
  CUSIP No. 91272D309                                   Page 3 of 13 Pages
            ---------
--------------------------                          --------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS TCG Holdings Cayman, L.P.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      N/A
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Cayman Islands
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             8,683,631
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          8,683,631
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      8,683,631
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      9.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN (Cayman Islands Exempt Limited Partnership)
------------------------------------------------------------------------------

                                  SCHEDULE 13G

--------------------------                          --------------------------
  CUSIP No. 91272D309                                   Page 4 of 13 Pages
            ---------
--------------------------                          --------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS TC Group Cayman, L.P.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      N/A
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Cayman Islands
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             8,683,631
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          8,683,631
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      8,683,631
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      9.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN (Cayman Islands Exempt Limited Partnership)
------------------------------------------------------------------------------

                                  SCHEDULE 13G

--------------------------                          --------------------------
  CUSIP No. 91272D309                                   Page 5 of 13 Pages
            ---------
--------------------------                          --------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS CEVP, Ltd.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      98-0220278
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Cayman Islands
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             8,683,631
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          8,683,631
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      8,683,631
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      9.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      OO (Cayman Islands Exempt Company)
------------------------------------------------------------------------------

                                  SCHEDULE 13G

--------------------------                          --------------------------
  CUSIP No. 91272D309                                   Page 6 of 13 Pages
            ---------
--------------------------                          --------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS CEVP General Partner, L.P.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      98-0220442
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Cayman Islands
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             8,683,631
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          8,683,631
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      8,683,631
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      9.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN (Cayman Islands Exempt Limited Partnership)
------------------------------------------------------------------------------

                                  SCHEDULE 13G

--------------------------                          --------------------------
  CUSIP No. 91272D309                                   Page 7 of 13 Pages
            ---------
--------------------------                          --------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS CEVP Co-Investment, L.P.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      52-2224868
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Cayman Islands
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             581,803
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          581,803
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      581,803
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN (Cayman Islands Exempt Limited Partnership)
------------------------------------------------------------------------------

                                  SCHEDULE 13G

--------------------------                          --------------------------
  CUSIP No. 91272D309                                   Page 8 of 13 Pages
            ---------
--------------------------                          --------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS Carlyle Europe Venture Partners, L.P.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      98-0348107
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Cayman Islands
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             8,093,144
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          8,093,144
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      8,093,144
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      8.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN (Cayman Islands Exempt Limited Partnership)
------------------------------------------------------------------------------

                                  SCHEDULE 13G

--------------------------                          --------------------------
  CUSIP No. 91272D309                                   Page 9 of 13 Pages
            ---------
--------------------------                          --------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS CEVP Investment I, L.P.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      98-0344038
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Cayman Islands
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             8,683,631
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          8,683,631
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      8,683,631
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      9.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN (Cayman Islands Exempt Limited Partnership)
------------------------------------------------------------------------------

                                  SCHEDULE 13G

Item 1.  (a)   Name of Issuer:

               U.S. Technologies Inc.

         (b)   Address of Issuer's Principal Executive Offices:

               1130 Connecticut Avenue, N.W., Suite 700, Washington, D.C. 20036

Item 2.  (a)   Names of Persons Filing:

               Carlyle Offshore Partners II, Ltd.
               TCG Holdings Cayman, L.P.
               TC Group Cayman, L.P.
               CEVP, Ltd.
               CEVP General Partner, L.P.
               CEVP Co-Investment, L.P.
               Carlyle Europe Venture Partners, L.P.
               CEVP Investment I, L.P.

         (b)   Address of Principal Business Office:

               c/o The Carlyle Group
               1001 Pennsylvania Ave., N.W.
               Suite 220 South
               Washington, D.C. 20004-2505

         (c)   Citizenship:

               Carlyle Offshore Partners II, Ltd. - Cayman Islands TCG Holdings Cayman, L.P. - Cayman Islands
               TC Group Cayman, L.P. - Cayman Islands
               CEVP, Ltd. - Cayman Islands
               CEVP General Partner, L.P. - Cayman Islands
               CEVP Co-Investment, L.P. - Cayman Islands
               Carlyle Europe Venture Partners, L.P. - Cayman Islands CEVP Investment I, L.P. - Cayman Islands

         (d)   Title of Class of Securities: Common Stock, par value $0.02

         (e)   CUSIP Number: 91272D309

Item 3. If this statement is filed pursuant to Sections 240.13d-l(b) or 240.13d-2(b) or (c), check whether the person filing is a:

         (a)   [_]  Broker or dealer registered under section 15 of the Act (15
                    U.S.C. 78o);
         (b)   [_]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                    78c);
         (c)   [_]  Insurance company as defined in section 3(a)(l9) of the Act
                    (15 U.S.C. 78c);
         (d)   [_]  Investment company registered under section 8 of the
                    Investment Company Act of 1940 (15 U.S.C 80a-8);
         (e)   [_]  An investment adviser in accordance with
                    Section 240.13d-l(b)(1)
                    (ii)(E);
         (f)   [_]  An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);
         (g)   [_]  A parent holding company or control person in accordance with Section 240.13d-1 (b)(1)(ii)(G);
         (h)   [_]  A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i)   [_]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
         (j)   [_]  Group, in accordance with Section 240.13d-l(b)(1)(ii)(J).

Item 4. Ownership

------------------------------------------------------------------------------------------------------------------------------------
Reporting Person                         Amount        Percent    Sole power to   Shared power to    Sole power to   Shared power to
                                         beneficially  of class:  vote or direct  vote or to direct  dispose or to   dispose or to
                                         owned:                   the vote:       the vote:          direct the      direct the
                                                                                                     disposition of: disposition of:
------------------------------------------------------------------------------------------------------------------------------------
    Carlyle Offshore Partners II, Ltd.      8,683,631      9.1%               0           8,683,631              0       8,683,631
------------------------------------------------------------------------------------------------------------------------------------
             TCG Holdings Cayman, L.P.      8,683,631      9.1%               0           8,683,631              0       8,683,631
------------------------------------------------------------------------------------------------------------------------------------
                 TC Group Cayman, L.P.      8,683,631      9.1%               0           8,683,631              0       8,683,631
------------------------------------------------------------------------------------------------------------------------------------
                            CEVP, Ltd.      8,683,631      9.1%               0           8,683,631              0       8,683,631
------------------------------------------------------------------------------------------------------------------------------------
            CEVP General Partner, L.P.      8,683,631      9.1%               0           8,683,631              0       8,683,631
------------------------------------------------------------------------------------------------------------------------------------
              CEVP Co-Investment, L.P.        581,803      0.6%               0             581,803              0         581,803
------------------------------------------------------------------------------------------------------------------------------------
 Carlyle Europe Venture Partners, L.P.      8,093,144      8.5%               0           8,093,144              0       8,093,144
------------------------------------------------------------------------------------------------------------------------------------
               CEVP Investment I, L.P.      8,683,631      9.1%               0           8,683,631              0       8,683,631
------------------------------------------------------------------------------------------------------------------------------------

     CEVP Investment, I. L.P. is the record owner of 8,683,631 shares of common stock, par value $0.02 ("Common Stock"), of U.S. Technologies Inc.

     Carlyle Europe Venture Partners, L.P. holds 93.2%, CEVP Co-Investment, L.P. holds 6.7% and CEVP General Partner, L.P. holds 0.1% of the outstanding interests of CEVP Investment I, L.P. CEVP General Partner, L.P. is the sole general partner of CEVP Investment I, L.P., Carlyle Europe Venture Partners, L.P. and CEVP Co-Investment, L.P. CEVP, Ltd. is the sole general partner of CEVP General Partner, L.P. TC Group Cayman, L.P. is the sole general partner of CEVP, Ltd. and owns 100% of CEVP, Ltd.'s outstanding shares. TCG Holdings Cayman, L.P. is the sole general partner of TC Group Cayman, L.P. Carlyle Offshore Partners II, Ltd. is the sole general partner of TCG Holdings Cayman, L.P. Accordingly, Carlyle Offshore Partners II, Ltd., TCG Holdings Cayman, L.P., TC Group Cayman, L.P., CEVP, Ltd., CEVP General Partner, L.P., CEVP Co-Investment, L.P. and Carlyle Europe Venture Partners, L.P. each may be deemed to be a beneficial owner of the shares of Common Stock owned of record by CEVP Investment I, L.P.

Item 5. Ownership of Five Percent or Less of a Class

Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable.

Item 8. Identification and Classification of Members of the Group

Not applicable.

Item 9. Notice of Dissolution of Group

Not applicable.

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

     After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date: September 10, 2001

                            CARLYLE OFFSHORE PARTNERS II, LTD.



                            By:    /s/ Daniel A. D'Aniello
                                   ________________________________________
                            Name:  Daniel A. D'Aniello
                            Title: Director


                            TCG HOLDINGS CAYMAN, L.P.

                            By: Carlyle Offshore Partners II, Ltd., as its General Partner



                            By:    /s/ Daniel A. D'Aniello
                                   ________________________________________
                            Name:  Daniel A. D'Aniello
                            Title: Director


                            TC GROUP CAYMAN, L.P.

                            By:    TCG Holdings Cayman, L.P., as its General
                                   Partner
                            By: Carlyle Offshore Partners II, Ltd., as its General Partner



                            By:    /s/ Daniel A. D'Aniello
                                   ________________________________________
                            Name:  Daniel A. D'Aniello
                            Title: Director


                            CEVP, LTD.



                            By:    /s/ Daniel A. D'Aniello
                                   ________________________________________
                            Name:  Daniel A. D'Aniello
                            Title: Director

                            CEVP GENERAL PARTNER, L.P.

                            By: CEVP, Ltd., as its General Partner



                            By:    /s/ Daniel A. D'Aniello
                                   ______________________________________
                            Name:  Daniel A. D'Aniello
                            Title: Director


                            CEVP CO-INVESTMENT, L.P.

                            By:    CEVP General Partner, L.P.
                            By:    CEVP, Ltd., as its General Partner



                            By:    /s/ Daniel A. D'Aniello
                                   ______________________________________
                            Name:  Daniel A. D'Aniello
                            Title: Director


                            CARLYLE EUROPE VENTURE PARTNERS, L.P.

                            By:    CEVP General Partner, L.P.
                            By:    CEVP, Ltd., as its General Partner



                            By:    /s/ Daniel A. D'Aniello
                                   ______________________________________
                            Name:  Daniel A. D'Aniello
                            Title: Director


                            CEVP INVESTMENT I, L.P.

                            By:    CEVP General Partner, L.P.
                            By:    CEVP, Ltd., as its General Partner



                            By:    /s/ Daniel A. D'Aniello
                                   ______________________________________
                            Name:  Daniel A. D'Aniello
                            Title: Director

                                  EXHIBIT INDEX


Exhibit No.        Description

99.1               Agreement of Joint Filing

                                       E-1